SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 14, 2013

SILVER FALCON MINING, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53765	26-1266967
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

2520 Manatee Avenue West, Suite 200

Bradenton, Florida 34205

 (Address of principal executive offices) (Zip Code)

 (941) 761-7819

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Explanatory Note

This amendment to Form 8-K is being filed to correct an erroneous date in the initial filing, which said that the Registrant intends to reopen its Diamond Creek Mill by July 8, 2014.  The actual date is July 8, 2013.

Section 8 – Other Events

Item 8.01 Other Events.

Silver Falcon Mining, Inc. (the “Registrant”) has recently been notified that a Default Judgment and Decree of Foreclosure (the “Judgment”) has been entered by the District Court for the Third Judicial District of the State of Idaho for the County of Owyhee in the action styled Earll Excavation, Inc. v.

Silver Falcon Mining, Inc. and Joyce Livestock Company Limited Partnership, Case No. CV 12-2595 (the “Earll Action”).  The Judgment grants a judgment against the Registrant in favor of the plaintiff in the amount of $567,743.56, plus post-judgment interest at the rate of 5.25% per annum.  The Judgment also holds that the plaintiff has a first lien the Registrant’s Diamond Creek Mill site in Owyhee County, Idaho to secure an indebtedness of $289,648.30, plus post-judgment interest.  The Judgment further orders that a sheriff’s sale be held of such property.  Finally, the Judgment dismisses the Registrant’s counterclaims against the plaintiff and William Earll with prejudice.  The Registrant has retained new counsel to file a motion to vacate the Judgment, and believes it will be vacated.  In the event the Registrant is not able to vacate the Judgment, the Registrant will need to raise capital to pay the Judgment.

Separately, the Registrant recently curtailed operations at the Diamond Creek Mill for summer holiday and furloughed most of its employees.  The Registrant expects to be back in full operation by July 8, 2013.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SILVER FALCON MINING, INC.
Date: June 25, 2013	/s/ Pierre Quilliam
By: Pierre Quilliam, Chief Executive Officer